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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  MARCH 3, 1999

                      HAWAIIAN NATURAL WATER COMPANY, INC.
             (Exact name of registrant as specified in its charter)

         HAWAII                      0-29280              99-0314848
(State or other jurisdiction       (Commission           (IRS Employer
    of incorporation)              File Number)        Identification No.)

                               248 Mokauea Street
                            Honolulu, Hawaii  96819
                    (Address of principal executive offices)


                                 (808) 832-4550
              (Registrant's telephone number, including area code)


                                      N/A
             (Former name or address, if changed since last report)

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                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.  OTHER EVENTS.

On March 3, 1999, Hawaiian Natural Water Company, Inc., a Hawaii corporation (the "Company"), completed the first $750,000 installment of an aggregate $1.25 Million private offering of Series A Convertible Preferred Stock (the "Preferred Stock") and warrant (the "Warrant") to purchase an additional 100,000 shares of Common Stock of the Company. The Warrant is exercisable for three years at an exercise price of $3.625 per share. The offering was placed with a single institutional investor. The investor has committed to purchase an additional $500,000 in Preferred Stock, subject to certain closing conditions, including the effectiveness of a registration statement covering the shares of Common Stock underlying the Preferred Stock and the Warrant. The Company has agreed to file a registration statement with the Securities and Exchange Commission covering such shares and to use its best efforts to cause the registration statement to become effective within 90 days.

The Preferred Stock is entitled to cumulative dividends at the annual rate of 4%, payable quarterly, commencing May 31, 1999, in cash or Common Stock, at the election of the Company.

The Preferred Stock is convertible into Common Stock, in whole or in part at the election of the holder, at a conversion price of $3.00 per share until the closing of the investor's second ($500,000) investment. Thereafter, the conversion price will be a variable price equal to 80% of the Market Price (defined as the average of the three lowest closing bid prices for the Common Stock during a period of 22 consecutive trading days ending immediately prior to the date of conversion). The Preferred Stock will be convertible at such variable price in increments (on a cumulative basis) commencing 90 days following the initial closing, such that all of the Preferred Stock will be convertible, at the election of the holder, within 180 days of the initial closing. The Company will be entitled to require the holder to convert all (but not less than all) of the shares of Preferred Stock outstanding on or after March 1, 2001, into Common Stock or, at the Company's election, to repurchase such shares for cash.

Since the Preferred Stock will be convertible into Common Stock at a price determined by future market conditions, the precise number of shares of Common Stock into which the Preferred Stock will be converted is currently indeterminable and could be in excess of 20% of the number of shares of Common Stock currently outstanding. Under applicable provisions of the Nasdaq Stock Market's Corporate Governance Rules, any such issuance in excess of 20% would require the approval of the Company's stockholders. The instrument governing the Preferred Stock provides that, unless such stockholder approval has previously been obtained, no shares of Common Stock may be issued upon conversion of the Preferred Stock, if such issuance, together with all prior issuances of Common Stock upon conversion of or as dividends on the Preferred Stock, or upon exercise of the Warrant, would exceed 19.9% (approximately 800,690 shares) of the number of shares of Common Stock currently

                                       1

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outstanding. The Company has agreed to submit the matter to a stockholder vote at its 1999 Annual Meeting of Stockholders. In the event that stockholder approval is not obtained, the Company will be required to honor any conversion request in cash, to the extent that such conversion would otherwise result in an impermissible issuance of Common Stock. The instrument governing the Preferred Stock also provides that the holder will have no right to convert any shares of Preferred Stock if and to the extent that any such conversion would result in the holder being deemed the "beneficial owner" of more than 9.9% of the then outstanding shares of Common Stock within the meaning of Section 13(d) of the Securities Exchange Act.

The Preferred Stock is redeemable, at the election of the Company, at any time or from time to time prior to conversion, provided that the Market Price of the Common Stock does not exceed 150% of the Market Price on the date of the initial closing.

The Company has agreed to pay certain financial advisors 6% of the gross proceeds of the offering in cash and to issue to them an aggregate of 5,000 shares of Common Stock and warrants to purchase 25,000 shares of Common Stock, exercisable at $2.50 per share.

The Company expects to use the net proceeds of the offering primarily for working capital and general corporate purposes. A portion of the proceeds may also be used to acquire other beverage assets or businesses.

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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

    (c)  Exhibits

    Exhibit
    Number    Description
    -------   -----------

     4.1      Certificate of Amendment re Series A Convertible Preferred
              Stock

     4.2      Certificate representing Series A Convertible Preferred
              Stock

     4.3      Warrant issued to Amro International, S.A. (the "Investor")

    10.1      Convertible Preferred Shares and Warrant Purchase
              Agreement between the Registrant and the Investor

    10.2      Registration Rights Agreement between the Registrant and the
              Investor


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                                   SIGNATURES


    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                        HAWAIIAN NATURAL WATER COMPANY, INC.
                        (Registrant)


March 11, 1999          By:  /s/ MARCUS BENDER
                             -----------------------------------
                             Marcus Bender
                             President & Chief Executive Officer

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                                 EXHIBIT INDEX


    Exhibit
    Number    Description
    ------    -----------

     4.1      Certificate of Amendment re Series A Convertible Preferred
              Stock

     4.2      Certificate representing Series A Convertible Preferred
              Stock

     4.3      Warrant issued to Amro International, S.A. (the "Investor")

    10.1      Convertible Preferred Shares and Warrant Purchase
              Agreement between the Registrant and the Investor

    10.2      Registration Rights Agreement between the Registrant and the
              Investor